                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          OPTICAL SECURITY GROUP, INC.

                                       AT

                              $7.00 NET PER SHARE

                                       BY

                           APPLIED OPSEC CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                            APPLIED HOLOGRAPHICS PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, JANUARY 7, 2000, UNLESS EXTENDED.

    THE BOARD OF DIRECTORS OF OPTICAL SECURITY GROUP, INC. HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE DATE OF THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE SHARES (DETERMINED AS OF THE DATE OF THE EXPIRATION OF THE OFFER ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS, WARRANTS, AND ANY OTHER RIGHTS TO ACQUIRE SHARES OUTSTANDING ON THE DATE OF THE EXPIRATION OF THE OFFER, AS FURTHER DESCRIBED BELOW).

                                   IMPORTANT

    If you wish to tender all or any portion of your Shares in Optical Security Group, Inc., you must do one of the following:

    --If you are the record holder of your Shares and hold certificates for your Shares, (1) complete and sign the Letter of Transmittal (or a facsimile copy) following the instructions in the Letter of Transmittal, (2) have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal, and (3) mail or deliver the Letter of Transmittal (or a facsimile copy), the certificates for your Shares and any other required documents to the Depositary, Wilmington Trust Company.

    --If you are the record holder of your Shares and delivery of the Shares is to be made by book-entry transfer, (1) transmit an agent's message (as described in Section 2 below) and any other required documents, to Wilmington Trust Company and (2) deliver your Shares pursuant to the procedure for book-entry transfer set forth in Section 2 below.

    --If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact and request your broker, dealer, bank, trust company or other nominee to tender your Shares.

    --If you desire to tender your Shares and your certificates for your Shares are not immediately available or you cannot comply in a timely manner with the procedures for book-entry transfer, or you cannot deliver all the required documents to Wilmington Trust Company prior to the expiration of the Offer, you may tender your Shares by following the procedure for guaranteed delivery described in Section 2 below.

    --If you have any questions or if you need assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, please call the Information Agent, MacKenzie Partners, Inc., at its address and telephone number set forth on the back cover of this Offer to Purchase.

                            ------------------------

                                DECEMBER 6, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INTRODUCTION................................................      1
THE TENDER OFFER............................................      2
 1. Terms of the Offer......................................      2
 2. Procedure for Tendering Shares..........................      4
 3. Withdrawal Rights.......................................      7
 4. Acceptance for Payment and Payment for Shares...........      7
 5. Certain Federal Income Tax Consequences.................      8
 6. Price Range of the Shares; Dividends on the Shares......      9
 7. Effect of the Offer on the Market for the Shares; Stock
     Quotation; Exchange Act Registration; Margin
     Regulations............................................     10
 8. Certain Information Concerning the Company..............     11
 9. Certain Information Concerning the Purchaser and
 Parent.....................................................     14
10. Source and Amount of Funds..............................     22
11. Contacts with the Company; Background of the Offer......     23
12. Purpose of the Offer; The Merger Agreement..............     27
13. Dividends and Distributions.............................     38
14. Certain Conditions of the Offer.........................     38
15. Certain Legal Matters...................................     39
16. Fees and Expenses.......................................     41
17. Miscellaneous...........................................     41

Schedule I--Directors and Executive Officers of Parent and
  the Purchaser.............................................    S-1

To the Holders of Common Stock
of Optical Security Group, Inc.:

                                  INTRODUCTION

    Applied Opsec Corporation, a Colorado corporation (the "Purchaser") and a wholly-owned subsidiary of Applied Holographics PLC, a public limited company incorporated and existing under the laws of England and Wales ("Parent"), is offering to purchase all outstanding shares (the "Shares") of common stock, par value $.005 per share ("Common Stock"), of Optical Security Group, Inc., a Colorado corporation (the "Company"), at $7.00 per Share (the "Offer Price"), net to the seller, in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase dated December 6, 1999 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    If you have Shares registered in your name that you tender directly, you will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. If you hold your Shares through a broker or bank, you should consult with them to determine if there are any fees applicable to a tender of the Shares. The Purchaser will pay all fees and expenses of Wilmington Trust Company, which is acting as the Depositary (the "Depositary") and MacKenzie Partners, Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    The Company has advised the Purchaser that Wasserstein Perella & Co., Inc. ("Wasserstein Perella") has delivered to the board of directors of the Company its written opinion dated November 29, 1999 to the effect that, subject to and based upon the matters described in the opinion, as of the date of such opinion, the $7.00 in cash per Share to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. That opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to you with this Offer to Purchase. YOU ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED AS OF THE EXPIRATION DATE ON A FULLY DILUTED BASIS, TAKING INTO ACCOUNT ALL SHARES ISSUABLE ON EXERCISE OR CONVERSION OF ALL OPTIONS, WARRANTS AND ANY OTHER RIGHTS TO ACQUIRE SHARES OUTSTANDING ON THE EXPIRATION DATE) (THE "MINIMUM CONDITION"). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, LESS THAN THE NUMBER OF SHARES REQUIRED TO SATISFY THE MINIMUM CONDITION. SEE SECTIONS 1 AND 14.

    The Company has informed the Purchaser that, as of November 30, 1999, there were 6,202,425 Shares issued and outstanding and 3,713,616 shares reserved for issuance upon the exercise of outstanding options, warrants, and other rights to acquire Shares (including 333,333 Shares issuable by the Company in connection with the Bridgestone Acquisition (see Section 11), and excluding 426,154 Shares issuable upon exercise of the Company's $6.50 Senior Subordinated Convertible Debentures, and 309,052 Shares issuable upon exercise of certain warrants and options, on the assumption that such securities will either be cashed out or terminated prior to exercise). Accordingly, based on the foregoing assumptions, the Minimum Condition will be satisfied if at least 4,958,021 Shares, or approximately 80% of the outstanding Shares as of November 30, 1999, are validly tendered and not withdrawn prior to the Expiration Date. Once the Minimum Condition has been satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's board of directors and, if such amount of shares also constitutes at least 90% of all Shares outstanding at such time, to effect the Merger without the affirmative vote of any other stockholder of the Company.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 30, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a subsidiary of Parent (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the Merger (other than Shares (1) owned or held in treasury by the Company, (2) owned by Parent or the Purchaser, (3) remaining outstanding held by any subsidiary of the Company or Parent or (4) owned by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Colorado law) will be converted into the right to receive in cash, without interest, the per Share price paid in the Offer (the "Merger Consideration"). See Section 12.

    The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. If the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Merger pursuant to the short-form merger provisions of the Colorado Business Corporation Act (the "CBCA"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

    The Merger Agreement is more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 noon, New York City time, on Friday, January 7, 2000, unless the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Subject to applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in
Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, (1) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (2) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If by 12:00 noon, New York City time, on Friday, January 7, 2000 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (1) to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) to waive one or more of the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (4) to amend the Offer.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make such public announcement by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    Pursuant to the Merger Agreement, the Purchaser may, without the prior consent of the Company, extend the Offer, particularly, but not exclusively
(1) if at the Expiration Date any of the conditions to the Purchaser's obligations to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law and
(3) on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (1) or (2) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    CONSUMMATION OF THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND THE OTHER CONDITIONS SET FORTH IN SECTION 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

    VALID TENDER. For a stockholder to tender Shares validly pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the second succeeding paragraph), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined in the next paragraph) received by the Depositary), in each case, prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be issued, to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (1) such tender is made by or through an Eligible Institution;

        (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

        (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock
    Exchange, Inc. (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after November 30, 1999. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, and may execute any written consent, and may otherwise act as an attorney-in-fact and proxy concerning any matter as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, any Shares which acceptance or payment, in the opinion of the Purchaser's counsel, may be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such Stockholder's correct Taxpayer Identification Number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See instruction 9 to the Letter of Transmittal and "Important Tax Information" in the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 3, 2000.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and, promptly after the Expiration Date, will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and
(3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares. Any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering stockholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and such stockholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets, any gain or loss recognized by the tendering stockholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering stockholder held the underlying Shares for more than 12 months as of the date of disposition. There are limits on the deductibility of capital losses.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to backup withholding at a rate of 31% unless the stockholder provides its correct TIN (or certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish its correct TIN in the prescribed manner or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS, and the gross proceeds of the Offer or the Merger payable to such stockholder may be subject to backup withholding at a rate of 31%. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF SUCH PERSON'S INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are traded on The Nasdaq SmallCap Stock Market(SM) under the symbol "OPSC" The following table sets forth, for each of the periods indicated, the high and low reported sale prices per Share, as reported by The Nasdaq Stock Market.

                                                                    SHARES
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED MARCH 31, 1998
First Quarter...............................................   $7.75      $6.13
Second Quarter..............................................   $8.00      $6.00
Third Quarter...............................................   $7.63      $5.69
Fourth Quarter..............................................   $7.25      $5.00

FISCAL YEAR ENDED MARCH 31, 1999
First Quarter...............................................   $6.13      $5.25
Second Quarter..............................................   $6.38      $5.13
Third Quarter...............................................   $6.25      $4.25
Fourth Quarter..............................................   $6.50      $5.00

FISCAL YEAR ENDED MARCH 31, 2000
First Quarter...............................................   $5.25      $3.13
Second Quarter..............................................   $5.38      $3.00
Third Quarter (through November 23, 1999)...................   $6.25      $3.06

    On November 29, 1999, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported last sale price of the Shares on The Nasdaq SmallCap Stock Market(SM) was $5.63 per Share. On December 2, 1999, the reported last sale price of the Shares on The Nasdaq SmallCap Stock Market(SM) was $6.75 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    According to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999 (the "Form 10-KSB"), the Company has not paid cash dividends on Common Stock to date and does not plan to pay cash dividends to its common stockholders in the foreseeable future.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    MARKET FOR SHARES. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in The Nasdaq SmallCap Stock Market(SM). According to published guidelines for the Nasdaq SmallCap Stock Market(SM), the Shares might no longer be eligible for quotation on the Nasdaq SmallCap Stock Market(SM) if, among other things, either
(1) the Company's net tangible assets were less than $2,000,000, the Company's market capitalization was less than $35,000,000, and the Company's net income (in latest fiscal year or 2 of last 3 fiscal years) was less than $500,000, or
(2) the number of Shares publicly held was fewer than 500,000, there were fewer than 300 holders of round lots, the aggregate market value of publicly held Shares was less than $1,000,000, or there were fewer than two registered and active market makers for the Shares. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of November 26, 1999, there were approximately 831 holders of record of Shares (including one holder in "street name" representing approximately 800 stockholders) and 6,202,425 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or The Nasdaq SmallCap Stock Market(SM), as the case may be, the market for Shares could be adversely affected.

    If the Shares no longer meet the requirements of the NASD for quotation through any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Colorado corporation with its principal executive offices at 535 16(th) Street, Suite 920, Denver, Colorado 80202. According to the
Form 10-KSB, the Company, together with its subsidiaries, is a leading provider of imaging technology and optical coatings used in a variety of security, document authentication, product protection, and anti-tampering applications.

    Set forth below is certain consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Form 10-KSB or the Company's Form 10-QSB for the quarter ended September 30, 1999. More comprehensive financial information is included in those reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to those reports and such other documents and all the financial information (including any related notes) contained therein. Those reports and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                          OPTICAL SECURITY GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          SIX MONTHS ENDED
                                                         SEPTEMBER 30, 1999,       YEAR ENDED MARCH 31,
                                                       -----------------------   -------------------------
                                                          1999         1998         1999          1998
                                                       ----------   ----------   -----------   -----------
                                                             (UNAUDITED)
Revenues.............................................  $8,365,180   $7,062,150   $14,172,133   $ 9,798,713
Cost of goods sold...................................   4,450,104    4,042,914     7,919,501     5,730,654
                                                       ----------   ----------   -----------   -----------
Gross margin.........................................   3,915,076    3,019,236     6,252,632     4,068,059
Operating expenses:
  Salaries and related costs.........................   1,732,609    1,325,706     2,972,955     1,548,604
  Depreciation.......................................     145,945       90,036       216,245       113,720
  Amortization.......................................     231,487      142,773       340,083       187,851
  Other operating expenses...........................     980,155      853,919     1,949,361     1,156,959
                                                       ----------   ----------   -----------   -----------
Total operating expenses.............................   3,090,196    2,412,434     5,478,644     3,007,134
                                                       ----------   ----------   -----------   -----------
Income from operations...............................     824,880      606,802       773,988     1,060,925
Other income (expense):
  Interest income....................................      12,063       16,583        33,447        36,929
  Interest expense...................................    (190,807)    (117,433)     (291,563)      (37,072)
  Other income.......................................     207,954       11,521        10,286       (48,188)
  Foreign currency transaction gain (loss)...........      (1,406)      (1,163)       (8,395)        1,756
                                                       ----------   ----------   -----------   -----------
Total other income (expense).........................      27,804      (90,492)     (256,225)      (46,575)
Income before income taxes...........................     852,684      516,310       517,763     1,014,350
Income tax benefit...................................          --           --        10,310        18,517
                                                       ----------   ----------   -----------   -----------
Income from continuing operations....................     852,684      516,310       528,073     1,032,867
Discontinued operations:.............................          --           --
  Loss from operations of discontinued segment.......          --           --    (1,648,146)   (3,052,382)
  Loss on disposal of business segment...............          --           --    (4,487,326)   (2,460,000)
                                                       ----------   ----------   -----------   -----------
Total loss from discontinued operations..............          --           --    (6,135,472)   (5,512,382)
                                                       ----------   ----------   -----------   -----------
Net income (loss)....................................     852,684      516,310    (5,607,399)   (4,479,515)
Dividends on preferred stock.........................      71,720       71,720       143,440       143,440
                                                       ----------   ----------   -----------   -----------
Net income (loss) applicable to common stock.........  $  780,964   $  444,590   $(5,750,839)  $(4,622,955)
                                                       ----------   ----------   -----------   -----------
Earnings (loss) per share:
  Basic:
    Continuing operations............................  $     0.13   $     0.07   $      0.06   $      0.18
    Discontinued operations..........................          --           --         (1.03)        (1.09)
                                                       ----------   ----------   -----------   -----------
    Net income (loss) applicable to common stock.....  $     0.13   $     0.07   $     (0.97)  $     (0.91)
                                                       ==========   ==========   ===========   ===========
Diluted:
  Continuing operations..............................  $     0.13   $     0.07   $      0.06   $      0.15
  Discontinued operations............................          --           --         (1.00)        (0.94)
                                                       ----------   ----------   -----------   -----------
  Net income (loss) applicable to common stock.......  $     0.13   $     0.07   $     (0.94)  $     (0.79)
                                                       ==========   ==========   ===========   ===========
Weighted average number of shares outstanding:
  Basic:.............................................   6,150,721    5,985,620     5,948,720     5,056,039
  Diluted:
    Weighted shares outstanding......................   6,150,721    5,985,620     5,948,720     5,056,039
    Shares attributed to options and warrants........      27,171      209,964       167,667       800,418
                                                       ----------   ----------   -----------   -----------
                                                        6,177,892    6,195,584     6,116,387     5,856,457
                                                       ==========   ==========   ===========   ===========

                          OPTICAL SECURITY GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                              AT SEPTEMBER 30,          AT MARCH 31,
                                                              ----------------   ---------------------------
                                                                    1999             1999           1998
                                                              ----------------   ------------   ------------
                                                                (UNAUDITED)
ASSETS

Current assets:
  Cash......................................................    $  1,240,040     $  1,337,128   $    797,388
  Accounts receivable, less allowance of $121,276, $124,349
    and $19,353 at September 30, 1999, March 31, 1999 and
    March 31, 1998, respectively............................       2,510,917        2,704,189      2,143,303
  Inventory.................................................       1,290,407        1,443,912        906,747
  Prepaid expenses..........................................         267,248          230,723        262,956
  Net current assets of discontinued operations.............              --               --        647,685
                                                                ------------     ------------   ------------
Total current assets........................................       5,308,612        5,715,952      4,758,079

Property and equipment, net.................................       3,694,881        3,406,972      2,392,676

Other assets:
  Patents and patent applications, net of accumulated
    amortization of $173,920, $159,445 and $98,327 at
    September 30, 1999, March 31, 1999 and March 31, 1998,
    respectively............................................         271,961          281,739        259,475
  Goodwill, net of accumulated amortization of $611,743,
    $490,457 and $262,516 at September 30, 1999, March 31,
    1999 and March 31, 1998, respectively...................       4,256,383        4,376,668      1,077,989
  License and non-compete agreements, net of accumulated
    amortization of $360,491, $321,067 and $241,332 at
    September 30, 1999, March 31, 1999 and March 31, 1998,
    respectively............................................         379,958          675,410        498,737
  Deposits and other assets.................................         705,253          228,126        207,895
  Net long-term assets of discontinued operations...........              --          109,318      4,289,781
                                                                ------------     ------------   ------------
Total assets................................................    $ 14,617,048     $ 14,794,185   $ 13,484,632
                                                                ============     ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................    $  1,073,693     $    970,140   $  1,146,312
  Accrued expenses..........................................         654,594          511,009        338,235
  Current portion of capital lease obligations..............          38,557           37,479          4,385
  Current portion of long-term obligations..................         256,344          972,344        632,344
  Net current liabilities of discontinued operations........         241,168          841,363             --
  Allowance for operating losses of discontinued
    operations..............................................              --               --        900,000
                                                                ------------     ------------   ------------
Total current liabilities...................................       2,264,356        3,332,335      3,021,276

Capital lease obligations...................................              --           11,541          2,462
Long-term obligations.......................................       1,158,971        1,229,643      1,001,582
Convertible debentures......................................       3,270,000        3,270,000             --

Commitments

Stockholders' equity:
  Voting convertible preferred stock, $0.01 par value:
    2,500,000 shares authorized; 1,793 Preferred Series B
    shares issued and outstanding (preference in liquidation
    $1,927,475).............................................              18               18             18
  Common stock, $0.005 par value:
    15,000,000 shares authorized; 6,185,514, 6,070,620 and
    5,230,619 shares issued and outstanding at
    September 30, 1999, March 31, 1999 and March 31, 1998,
    respectively............................................          30,928           30,353         26,153
  Additional paid-in capital................................      23,853,396       23,662,560     20,399,614
  Foreign currency translation adjustment or other
    comprehensive income....................................          54,402           53,722         78,675
  Accumulated deficit.......................................     (16,015,023)     (16,795,987)   (11,045,148)
                                                                ------------     ------------   ------------
Total stockholders' equity..................................       7,923,721        6,950,666      9,459,312
                                                                ------------     ------------   ------------
Total liabilities and stockholders' equity..................    $ 14,617,048     $ 14,794,185   $ 13,484,632
                                                                ============     ============   ============

    AVAILABLE INFORMATION. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site, the address of which is: http://www.sec.gov. Such information should also be on file at The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information or disclosures made by the Company to the Purchaser and Parent. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

    The Purchaser, a Colorado corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located c/o the principal office of Parent. All outstanding shares of capital stock of the Purchaser are owned by Parent.

    Parent is a manufacturer of holographic films and products for the security and packaging industry. Parent is public limited company incorporated and existing under the laws of England and Wales having its principal place of business at 40 Phoenix Road, Crowther District 3, Washington, Tyne & Wear, England NE 38 0AD.

    Neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in
Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, with the exception of 100 shares of common stock of the Company jointly held by Michael W. Angus, Finance Director of Parent, and David J. Tidmarsh, Chief Executive Officer of Parent, for the beneficial interest of Parent. None of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase, (1) there have not been any contacts, negotiations or transactions between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    Except as described in this Offer to Purchase, during the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(2) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in
Schedule I.

    Set forth below is certain consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from either the consolidated audited accounts of the Parent for each of the fiscal years ended March 31, 1997, 1998 and 1999, or the unaudited consolidated interim accounts of the Parent for the six months ended September 30, 1998 and 1999.

                            APPLIED HOLOGRAPHICS PLC
                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                   UNAUDITED             UNAUDITED
                                                   6 MONTHS              6 MONTHS                YEAR
                                                   ENDED 30              ENDED 30                ENDED
                                                   SEPTEMBER             SEPTEMBER             31 MARCH
                                                     1999                  1998                  1999
                                                POUNDS STERLING       POUNDS STERLING       POUNDS STERLING
                                                ---------------       ---------------       ---------------
TURNOVER; GROUP AND SHARE OF JOINT VENTURES...    10,150,113             7,453,669            14,715,782
Less; share of joint ventures' turnover.......    (2,668,598)             (229,332)             (621,515)
                                                  ----------            ----------            ----------

GROUP TURNOVER................................     7,481,515             7,224,337            14,094,267
Cost of Sales.................................    (5,342,650)           (4,486,802)           (8,862,935)
                                                  ----------            ----------            ----------

GROSS PROFIT..................................     2,138,865             2,737,535             5,231,332
Net operating expenses........................    (2,026,558)           (2,100,565)           (3,901,651)
                                                  ----------            ----------            ----------

GROUP OPERATING PROFIT........................       112,307               636,970             1,329,681
Share of operating profit of joint ventures...     1,193,406               207,311               379,633
Share of operating profit of associated
  undertakings................................             0               176,497               176,497
                                                  ----------            ----------            ----------

OPERATING PROFIT..............................     1,305,713             1,020,778             1,885,811
Net interest payable and similar charges......      (111,990)              (54,522)             (103,524)
Profit on ordinary activities before
  taxation....................................     1,193,723               966,256             1,782,287
Taxation......................................             0                     0               (16,215)
                                                  ----------            ----------            ----------

PROFIT FOR THE FINANCIAL PERIOD YEAR AFTER
  TAXATION....................................     1,193,723               966,256             1,766,072
                                                  ==========            ==========            ==========

BASIC EARNINGS PER SHARE......................           4.5pence              3.7pence              6.7pence
                                                  ==========            ==========            ==========

DILUTED EARNINGS PER SHARE....................           4.2pence              3.5pence              6.4pence
                                                  ==========            ==========            ==========

                            APPLIED HOLOGRAPHICS PLC
                          CONSOLIDATED BALANCE SHEETS

                                                        UNAUDITED         UNAUDITED
                                                           30                30
                                                        SEPTEMBER         SEPTEMBER         31 MARCH
                                                          1999              1998              1999
                                                     POUNDS STERLING   POUNDS STERLING   POUNDS STERLING
                                                     ---------------   ---------------   ---------------
FIXED ASSETS
Tangible assets....................................     7,324,076         4,403,725         6,405,536

INVESTMENTS
Investments in joint ventures
Share of gross assets..............................     1,425,922            56,426            92,811
Share of gross liabilities.........................      (511,189)          (67,873)          (85,546)
                                                       ----------        ----------        ----------
                                                          914,733           (11,447)            7,265
                                                       ==========        ==========        ==========
Investments in associates..........................       185,955           812,036                 0
Other investments..................................         6,305                 0             6,305
                                                       ----------        ----------        ----------
                                                        8,431,069         5,204,314         6,419,106
                                                       ==========        ==========        ==========

CURRENT ASSETS
Stocks.............................................     1,441,358         1,150,252         1,425,321
Debtors
--amounts falling due within 1 year................     4,829,217         4,010,534         3,844,048
--amounts falling due after more than 1 year.......       537,536                 0           659,431
                                                       ----------        ----------        ----------
                                                        5,366,753         4,010,534         4,503,479
                                                       ----------        ----------        ----------
Cash at bank and in hand...........................       211,965         1,181,256         2,636,518
                                                       ----------        ----------        ----------
                                                        7,020,076         6,342,042         8,565,318
                                                       ----------        ----------        ----------

CREDITORS: Amounts falling due within one year.....    (3,941,513)       (3,233,225)       (4,611,396)
                                                       ----------        ----------        ----------

NET CURRENT ASSETS.................................     3,078,563         3,108,817         3,953,922
                                                       ==========        ==========        ==========

TOTAL ASSETS LESS CURRENT LIABILITIES..............    11,509,623         8,313,131        10,373,028
                                                       ==========        ==========        ==========

CREDITORS: Amounts filling due after more than one
  year.............................................     3,226,085         2,096,379         3,343,594

Called up equity share capital.....................     1,333,707         1,326,935         1,330,957
Share premium account..............................     5,607,370         5,509,994         5,554,219
Reserves...........................................     1,342,470          (620,177)          144,258
                                                       ----------        ----------        ----------
Equity shareholders' funds.........................     8,283,547         6,216,752         7,029,434
                                                       ==========        ==========        ==========
                                                       11,509,632         8,313,131        10,373,028
                                                       ==========        ==========        ==========

                            APPLIED HOLOGRAPHICS PLC
                        CONSOLIDATED CASH FLOW STATEMENT

                                                        UNAUDITED         UNAUDITED
                                                        6 MONTHS          6 MONTHS            YEAR
                                                        ENDED 30          ENDED 30            ENDED
                                                        SEPTEMBER         SEPTEMBER         31 MARCH
                                                          1999              1998              1999
                                                     POUNDS STERLING   POUNDS STERLING   POUNDS STERLING
                                                     ---------------   ---------------   ---------------
CASHFLOW FROM OPERATING ACTIVITIES.................      (459,571         1,521,275         3,291,239
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE....      (111,990)          (54,522)         (103,524)
TAXATION...........................................             0                 0           (16,215)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT.......    (1,263,222)         (955,251)       (3,113,652)
ACQUISITIONS AND DISPOSALS.........................      (185,955)                0             5,442

FINANCING
Issue of shares....................................        55,901            37,226            85,473
(Decrease)/increase in debt........................      (459,716)         (116,965)        1,738,262
                                                       ----------        ----------        ----------
Net cash (outflow)/inflow from financing...........      (403,815)          (79,739)        1,823,735

(DECREASE)/INCREASE IN CASH IN THE PERIOD..........    (2,424,553)          431,753         1,887,025
                                                       ==========        ==========        ==========
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET
  DEBT
(DECREASE)/INCREASE IN CASH IN THE PERIOD..........    (2,424,553)          431,763         1,887,025
Cash (inflow)/outflow from (increase)/decrease in
  debt and lease financing.........................       459,716           116,965        (1,738,262)
                                                       ----------        ----------        ----------
Change in net debt resulting from cash flows.......    (1,964,837)          548,728           148,763
New finance leases.................................      (780,775)          (88,109)          (88,109)
                                                       ----------        ----------        ----------
MOVEMENT IN NET DEBT IN PERIOD.....................    (2,745,612)          460,619            60,654
NET DEBT IN BEGINNING OF PERIOD....................    (1,180,167)       (1,240,821)       (1,240,821)
                                                       ----------        ----------        ----------
NET DEBT AT END OF PERIOD..........................    (3,925,779)         (780,202)       (1,180,167)
                                                       ==========        ==========        ==========

                            APPLIED HOLOGRAPHICS PLC
                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                FOR THE YEAR ENDED 31 MARCH
                                         --------------------------------------------------------------------------
                                                 1997                       1998                       1999
                                         POUNDS STERLING '000       POUNDS STERLING '000       POUNDS STERLING '000
                                         --------------------       --------------------       --------------------
TURNOVER; GROUP AND SHARE OF JOINT
  VENTURES........................               9,617                     12,095                     14,716
Less: share of joint ventures'
  turnover........................                 (34)                      (524)                      (622)
                                                ------                    -------                     ------
GROSS TURNOVER....................               9,583                     11,571                     14,094
Cost of Sales.....................              (6,352)                   (7,.357)                    (8,863)
                                                ------                    -------                     ------
GROSS PROFIT......................               3,231                      4,214                      5,231
Net operating expenses............              (3,425)                    (3,786)                    (3,901)
                                                ------                    -------                     ------
GROUP OPERATING PROFIT
  (LOSS)/PROFIT...................                (194)                       428                      1,330
Share of operating profit of joint
  ventures........................                  --                         46                        380
Share of operating profit of
  associated undertakings.........                   9                        178                        176
                                                ------                    -------                     ------
OPERATING (LOSS)/PROFIT...........                (185)                       652                      1,886
Interest receivable and similar
  income..........................                  69                         44                         73
Interest payable and similar
  charges.........................                (124)                      (135)                      (177)
                                                ------                    -------                     ------
(LOSS)/PROFIT ON ORDINARY
  ACTIVITIES BEFORE TAXATION......                (240)                       561                      1,782
Taxation..........................                  --                         --                        (16)
                                                ------                    -------                     ------
(LOSS)/PROFIT FOR THE FINANCIAL
  YEAR AFTER TAXATION.............                (240)                       561                      1,766
                                                ------                    -------                     ------
BASIC (LOSS)/EARNINGS PER SHARE...                (0.9pence)                  2.1pence                   6.7pence
                                                ------                    -------                     ------
DILUTED (LOSS)/EARNINGS PER
  SHARE...........................                (0.5pence)                  2.1pence                   6.4pence
                                                ------                    -------                     ------

                            APPLIED HOLOGRAPHICS PLC
                           CONSOLIDATED BALANCE SHEET

                                                31 MARCH               31 MARCH               31 MARCH
                                                  1997                   1998                   1999
                                          POUNDS STERLING '000   POUNDS STERLING '000   POUNDS STERLING '000
                                          --------------------   --------------------   --------------------
FIXED ASSETS
Tangible fixed assets...................          2,476                  3,070                  6,406
INVESTMENTS
Investments in joint ventures...........             --
Share of gross assets...................             21                    120                     93
Share of gross liabilities..............            (20)                   (22)                   (86)
                                                 ------                 ------                 ------
                                                      1                     98                      7
                                                 ------                 ------                 ------
Investments in associates...............            705                    749                     --
Other investments.......................             --                     --                      6
                                                 ------                 ------                 ------
                                                  3,182                  3,917                  6,419
                                                 ------                 ------                 ------

CURRENT ASSETS
Stocks..................................          1,066                  1,165                  1,425
Debtors
--amounts falling due within 1 year.....          2,596                  3,299                  3,844
--amounts falling due after more than 1
  year..................................             --                     --                    659
                                                 ------                 ------                 ------
                                                  3,662                  3,229                  4,503
Cash at bank and in hand................          1,339                    750                  2,637
                                                 ------                 ------                 ------
                                                  5,001                  5,144                  8,565
CREDITORS: Amounts falling due within
  one year..............................         (2,206)                (2,063)                (4,611)
                                                 ------                 ------                 ------

NET CURRENT ASSETS......................          2,795                  3,081                  3,954
                                                 ------                 ------                 ------

TOTAL ASSETS LESS CURRENT LIABILITIES...          5,977                  6,998                 10,373
                                                 ======                 ======                 ======

CREDITORS: Amounts falling due after
  more than one year....................             41                    521                  2,044
CONVERTIBLE LOAN STOCK..................          1,300                  1,300                  1,300
CAPITAL AND RESERVES
Called up equity share capital..........          1,323                  1,324                  1,331
Share premium account...................          5,470                  5,476                  5,554
Profit and loss account.................         (2,157)                (1,623)                   144
                                                 ------                 ------                 ------
Equity shareholders' funds..............          4,636                  5,177                  7,029
                                                 ------                 ------                 ------
                                                  5,977                  6,998                 10,373
                                                 ======                 ======                 ======

                            APPLIED HOLOGRAPHICS PLC
                        CONSOLIDATED CASH FLOW STATEMENT

                                                                 FOR THE YEAR ENDED 31 MARCH
                                                     ---------------------------------------------------
                                                          1997              1998              1999
                                                     ---------------   ---------------   ---------------
                                                     POUNDS STERLING   POUNDS STERLING   POUNDS STERLING
                                                          '000              '000              '000
CASHFLOW FROM OPERATING ACTIVITIES.................         403               160             3,291
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE....         (20)              (49)             (103)
TAXATION...........................................          --                --               (16)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT.......      (1,219)             (425)           (3,115)
ACQUISITIONS AND DISPOSALS.........................          --               (52)                6

FINANCING
Issue of shares....................................          56                 6                85
Decrease/(increase) in debt........................         (40)             (230)            1,738
                                                         ------            ------            ------
Net cash inflow/(outflow) from financing...........        7.16              (224)            1,823
                                                         ------            ------            ------
DECREASE/(INCREASE) IN CASH IN THE PERIOD..........        (820)             (590)            1,886
                                                         ------            ------            ------
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET
  DEBT
DECREASE/(INCREASE) IN CASH IN THE PERIOD
Cash (outflow)/inflow from (decrease)/increase in
  debt and lease financing.........................        (820)             (590)            1,886
                                                             40               230            (1,738)
                                                         ------            ------            ------
Change in net debt resulting from cash flows New
  finance leases...................................        (780)             (360)              148
                                                           (111)             (529)              (87)
                                                         ------            ------            ------
MOVEMENT IN NET DEBT IN PERIOD.....................        (891)             (889)               61
NET CASH/(DEBT) AT 1 APRIL.........................         539              (352)           (1,241)
                                                         ------            ------            ------
NET DEBT AT 31 MARCH...............................        (352)           (1,241)           (1,180)
                                                         ======            ======            ======

    SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US GAAP. The consolidated financial statements of Applied Holographics PLC above are prepared and presented under the historical cost convention in accordance with United Kingdom generally accepted accounting principles ("UK GAAP"). UK GAAP differs in certain significant respects from United States generally accepted accounting principles ("US GAAP"). Certain significant differences between UK GAAP and US GAAP as they relate to the financial statements of Parent are summarized below. Such summary should not be construed to be exhaustive. Given the inherent differences between UK GAAP and US GAAP, the financial statements presented under UK GAAP are not presented fairly, in all material respects, under US GAAP. Parent has not quantified these differences, nor prepared consolidated financial statements under US GAAP, nor undertaken a reconciliation of UK GAAP and US GAAP financial statements. Had Parent undertaken any such qualification or preparation or reconciliation, other potentially significant accounting and disclosure differences may have come to their attention, which are not identified below. Accordingly, Parent can provide no assurance that the identified differences in the summary below represent all the principal differences relating to Parent. Further, no attempt has been made to identify future differences between UK GAAP and US GAAP as the result of prescribed changes in accounting standards. Professional bodies that promulgate UK GAAP and US GAAP have significant projects that could affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between UK GAAP and US GAAP that may affect the financial statements as a result of transactions or events that may occur in the future.

        (1) CURRENT ASSETS AND LIABILITIES. Current assets under UK GAAP include amounts which fall due after more than one year. Under US GAAP such assets would be reclassified as non-current assets. Provisions for liabilities and charges under UK GAAP include amounts due within one year which would be reclassified to current liabilities under US GAAP.

        (2) COMPENSATION EXPENSE. Parent has three principal stock compensation schemes which result in a UK GAAP to US GAAP accounting difference.

           Under UK GAAP, qualified Save As You Earn (SAYE) schemes which offer employees up to a 20% discount on stock prices do not result in compensation expense. Under US GAAP, if all other qualifications for a non compensatory plan are met, but the plan offers a discount on the stock price greater than 15%, the plan is considered compensatory, and compensation expense is recognized.

           Under UK GAAP, in a share option scheme no compensation expense is recognized upon the issuance of stock options if the exercise price for the option is equivalent to, or above, the market price of the stock on the date of issue. Under US GAAP, compensation expense is based upon the exercise price of the option in comparison to the market price of the stock on the measurement date. The measurement date is fixed only when both the number of shares to be issued and the exercise price are fixed.

           Under UK GAAP, compensation expense is recognized upon the payment of cash under the phantom share option scheme, which pays an employee the increase in the market value of specific number of shares. Under US GAAP, compensation cost should be recognized over the vesting period and measured as the amount by which the quoted market value of the shares exceeds the option price, subject to adjustment in future periods for changes in the market value prior to exercise of the option.

        (3) DEFERRED TAXATION. Under UK GAAP, deferred taxation is only accounted for the extent that it is probable that a liability or asset will arise in the foreseeable future. The calculation of deferred taxation is based upon timing differences between taxable and accounting income. Under US GAAP, deferred taxation is accounted for on all temporary differences, and a valuation allowance is established in respect of deferred taxation assets where it is more likely than not that some portion will not be realized. Additionally, for US GAAP purposes deferred taxes would be provided in respect of US GAAP adjustments to the book basis of assets and liabilities.

        (4) JOINT VENTURES. Under UK GAAP Parent has reflected its interest in joint ventures on the basis of proportional consolidation. Under US GAAP, investments in joint ventures are generally recorded as a single line in accordance with the principles of equity accounting.

        (5) EARNINGS PER ORDINARY SHARE. Under UK GAAP, a fully diluted calculation is provided only if materially dilutive (five per cent) in relation to the undiluted amount. Under US GAAP, the calculation of diluted earnings per share includes the effect of the assumed exercise of all dilutive potential common shares (e.g., outstanding share options and warrants as well as convertible debt) that were outstanding during the period, unless such exercise would prove to be antidilutive. Furthermore, under US GAAP both basic and fully diluted earnings per share must be presented on the face of the income statement of public companies.

        (6) CONVERTIBLE SECURITIES. Under UK GAAP, convertible debt securities are classified as liabilities and the accrued interest payable on the securities is recorded as interest expense. Under US GAAP, conditions may require the convertible securities to be classified within the equity section and interest expense to be classified as dividends.

        (7) CASH FLOW STATEMENTS. The definition of "cash flows" differs between UK GAAP and US GAAP. Cash flows under UK GAAP represents increases or decreases in "cash", which is comprised of cash in hand and repayable on demand and overdrafts. Under US GAAP, cash flow represents increases or decreases in "cash and cash equivalents", which include short term, highly liquid investments with original maturities of less than 90 days, and exclude overdrafts.

        There are also certain differences in classification of items within the cash flow statement between UK GAAP and US GAAP. Under UK GAAP, cash flows are presented in the following categories: (a) operating activities;
    (b) returns on investments and servicing of finance; (c) taxation;
    (d) capital expenditure and financial investment; (e) acquisitions and disposals; (f) equity dividends paid; (g) management of liquid resources; and (h) financing. Under US GAAP cash flows are segregated into operating, investing and financing activities.

        Cash flows from taxation, returns on investments and servicing of finance would be, with the exception of any interest paid but capitalized, included as operating activities under US GAAP. The payment of any dividends would be included under financing activities and any capitalized interest would be included under investing activities for US GAAP purposes. Additionally, under US GAAP cash flows from the purchase and sale of tangible fixed assets and the sale of debt and equity investments would be shown within investing activities.

        (8) DISCLOSURES. In general, disclosures required under US GAAP are more extensive than those required under UK GAAP. For example, under US GAAP more detailed disclosures would be required with respect to share options (details of all share option schemes and the fair value of share options issued), financial instruments (fair value, terms, gains recognized), taxes (details of the components of current and deferred income tax expenses and deferred tax items, including valuation allowances), and equity (a statement of changes in shareholders equity and associated rights).

10.  SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $64 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent to the Purchaser.

    Parent intends to provide to the Purchaser the funds required to consummate the Offer and the Merger by way of a Placing and Open Offer (the "Placing and Open Offer") of 20,370,370 new ordinary 5 pence shares of Parent (the "New Ordinary Shares") at 270 pence each, to raise approximately 52.5 million pounds sterling (US $84 million). The New Ordinary Shares will be listed on the London Stock Exchange, and will be issued to certain institutional investors and to Parent's existing stockholders. The Placing and Open Offer is being fully underwritten by Greig Middleton & Co. Limited ("Greig Middleton").

    The Placing and Open Offer is conditional, inter alia, on the following:

    (1) the prospectus (the "UK Prospectus") relating to the Placing and Open Offer being approved by the London Stock Exchange and filed with the Registrar of Companies in England and Wales by 4:00 p.m., London time, on November 30, 1999 (the "Launch Date");

    (2) the UK Prospectus, and associated documentation, being posted to Parent's stockholders by 12:00 midnight, London time, on the Launch Date;

    (3) the mailing of the Offer to Purchase, Letter of Transmittal, and other relevant materials by the Purchaser to record holders of Shares and the furnishing of such materials by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder, lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, as set forth in Section 1 of this Offer, by close of business in Colorado on December 7, 1999;

    (4) the approval and adoption of the Merger Agreement, the Merger and the Placing and Open Offer by the requisite vote of the stockholders of Parent by not later than December 23, 1999 or at any adjournment of such extraordinary general meeting to a date not more than 5 business days after December 23, 1999 at a duly convened extraordinary general meeting ("EGM") of

       Parent (this EGM has been convened for December 23, 1999 or at any adjournment of such extraordinary general meeting to a date not more than 5 business days after December 23, 1999);

    (5) Greig Middleton not having terminated the Placing Agreement (the "Placing Agreement") between itself and Parent in accordance with its terms prior to admission of the New Ordinary Shares to the London Stock Exchange's Official List ("Admission"). Greig Middleton's rights to terminate the Placing Agreement include the right to terminate in the event of any material breach of the Placing Agreement (or the warranties and indemnities contained in it) occurring before Admission becomes effective;

    (f) admission becoming effective by not later than January 11, 2000 (or such later time as Parent and Greig Middleton may agree); and

    (g) the filing of a Schedule 14D-1 with the Commission in connection with the Offer.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

    LOAN AGREEMENT WITH THE COMPANY. Parent and the Company are parties to a Loan Agreement dated November 30, 1999 (the "Loan Agreement"). Pursuant to the terms and conditions set forth in the Loan Agreement, Parent has agreed to lend to the Company on or before December 10, 1999 an amount not in excess of $10,000,000 (the "Loan"). The Company shall use the proceeds of the Loan solely to complete the purchase of 100% of the issued and outstanding capital stock of Bridgestone Technologies, Inc. and 19.9% of the membership interests of two associated limited liability companies, Label Systems Acquisition L.L.C. and Keystone Technologies, L.L.C (the "Bridgestone Transaction"), pursuant to the Stock Purchase Agreement executed between the Company, Keystone Technologies, L.L.C., and Kenneth P. Felis, Michael J. Zubretsky, Richard Zucker and Timothy Dolan, as sellers (the "Bridgestone Agreement"). Subject to acceleration of the Loan in accordance with the terms of the Loan Agreement, the Loan shall be due and payable in full in cash on the date (the "Maturity Date) which is the earliest to occur of (1) December 31, 2000, or (2) any date specified in a demand notice delivered by Parent to the Company; provided, that such date shall not be earlier than six months from the date of such demand notice; provided further, that such demand notice shall not be delivered to the Company prior to the date of termination of the Merger Agreement, or (3) any date which may be mutually agreed upon in writing by Parent and the Company. In the event the Merger is not completed on or before the Maturity Date and the failure to complete the Merger is not the result of Parent's stockholders failing to approve the Merger or Parent failing to obtain the financing necessary to complete the Merger, and so long as Parent has not materially breached any agreement or other document in connection with the Merger, then a fee of $1,700,000 shall be due from the Company to Parent on the Maturity Date. The Loan shall be secured by liens (subject only to existing senior lender liens and other mutually agreed upon liens) on all assets of the Company and its subsidiaries located in the United States, whether now owned or hereafter acquired, pursuant to the terms of the security documents to which the Company or its subsidiaries located in the United States are a party.

    STOCK OPTION AGREEMENT WITH THE COMPANY. Immediately after the execution of the Merger Agreement, the Company executed and delivered a stock option agreement, dated November 30, 1999 (the "Option Agreement"), pursuant to which the Company granted to Parent an option to purchase Common Stock under the conditions set forth below. The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Option Agreement may have the effect of discouraging persons who might now or at any other time prior to the completion of the Merger may be interested in acquiring all of or a significant interest in the Company from considering or proposing an acquisition, even if those persons were prepared to offer to pay consideration to shareholders of the Company in excess of that proposed to be paid by Parent pursuant to the Merger Agreement.

    The Option Agreement provides for the purchase by Parent of up to 1,234,283 shares (the "Option Shares") of Common Stock, subject to certain anti-dilutive adjustments, at an exercise price of $7.00 per

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share, payable in cash. The Option Shares will in no event exceed 19.9% of the
Common Stock issued and outstanding without giving effect to the issuance of any Common Stock subject to the Option.

    EXERCISE OF THE COMPANY OPTION. The Option will become exercisable, in whole or in part, but only if both an Initial Triggering Event and a Subsequent Triggering Event occur prior to an Exercise Termination Event. For purposes of the Option Agreement:

    (1) An "Initial Triggering Event" will occur if one of the following events occurs:

       (a) the Company, without Parent's prior written consent, enters into an agreement to engage in, or the board of directors of the Company recommends that shareholders of the Company approve or accept, an Acquisition Transaction,

       (b) the Company, without Parent's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an Acquisition Transaction, or the board of directors of the Company publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to Parent, its recommendation that its shareholders approve the Merger Agreement,

       (c) the Company terminates the Merger Agreement after receipt of a superior proposal from a third party,

       (d) a third party acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Common Stock,

       (e) a third party makes a BONA FIDE proposal to the Company or its shareholders by public announcement, or written communication that becomes the subject of public disclosure, to engage in an Acquisition Transaction, or

       (f) the Company breaches any covenant or obligation in the Merger Agreement after an overture is made by a third party to engage in an Acquisition Transaction, and following the breach, Parent would be entitled to terminate the Merger Agreement.

(2) As used above in (1), the term "Acquisition Transaction" means:

       (a) a merger or consolidation, or any similar transaction with the Company or any of its subsidiaries

       (b) a purchase, lease or other acquisition or assumption of all or substantially all of the assets of the Company or any of its subsidiaries

       (c) a purchase or other acquisition of securities representing 20% or more of the voting power of the Company or any of the Company's subsidiaries, or

       (d) any transaction substantially similar to those described in (a) - (c) above.

(3) A "Subsequent Triggering Event" will occur if either of the following occurs:

       (a) any person acquires beneficial ownership of 30% or more of the then-outstanding shares of Common Stock; or

       (b) the Initial Triggering Event described in clause (1)(a) occurs, except that the percentage referred to in clause (2)(c) of the definition of "Acquisition Transaction" set forth above is 30%.

(4) An "Exercise Termination Event" means the earliest of:

       (a) the effective time of the Merger,

       (b) termination of the Merger Agreement in accordance with its terms if the termination occurs prior to the occurrence of an Initial Triggering Event, except in the case of the termination of the Merger Agreement by Parent as a result of an uncured material breach by the Company of any of its representations, warranties, covenants or agreements, or

       (c) the date that is 6 months after the termination of the Merger Agreement.

    REPURCHASE OF THE COMPANY OPTION. The Option Agreement also provides that after the occurrence of a Repurchase Event (as defined below), upon request, the Company will repurchase the Option and all or any part of the Option Shares received upon the full or partial exercise of the Option from the holder of those shares At the Company's option, however, instead of repurchasing the Option and any Option Shares, the Company may choose to cause any Option Shares to be registered with the SEC under the Securities Act of 1933, as amended. In the event that the Company chooses this option, the Option and any Option Shares will not be repurchased by the Company.

    Any repurchase of the Option will be made at an aggregate price equal to the amount by which the Market/Offer Price (as defined below) exceeds the option price multiplied by the number of shares then subject to the Option. A repurchase of any shares received upon exercise of the Option will be made at an aggregate price equal to the Market/Offer Price multiplied by the number of shares to be repurchased.

    The term "Market/Offer Price" means the highest of the following:

    (1) the price per share at which a tender or exchange offer has been made for the Common Stock,

    (2) the price per share of the Common Stock that any third party is to pay pursuant to an agreement with the Company,

    (3) the highest closing price per share of the Common Stock within the six-month period immediately preceding the date that notice to repurchase is given, or

    (4) if there is a sale of all or a substantial portion of the Company's assets, the sum of the price paid for those assets and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of the Common Stock outstanding at the time of such sale.

    The term "Repurchase Event" is defined in the Option Agreement to mean
(1) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Common Stock or (2) the consummation of a merger, consolidation or similar transaction involving the Company or any purchase, lease or other acquisition of all or a substantial portion of the assets of the Company unless the transaction would not constitute an Acquisition Transaction, in either case provided that a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event.

    TOTAL PROFIT. The total profit that Parent may realize with regard to the exercise of the Option may not exceed $1.5 million. "Total profit" is defined to mean the aggregate (before taxes) of:

    (1) any amount received by Parent pursuant to the Company's repurchase of the Option,

    (2) any amount received by Parent pursuant to the Company's repurchase of the Option Shares (less the purchase price for those Option Shares),

    (3) any net cash received pursuant to the sale of Option Shares to any unaffiliated party (less Parent's purchase price of those Option Shares), and

    (4) any amounts received by Parent on transfer of the Option or any portion of the Option to any unaffiliated party.

    STOCKHOLDER AGREEMENTS WITH CERTAIN STOCKHOLDERS OF THE
COMPANY. Concurrently with the execution of the Merger Agreement, the directors, certain executive officers, and certain stockholders of the Company, Mark Bar, Linda Bar, Richard Bard, Philena Enterprises, Yoram Curiel, Martin T. Hart, Hunt Capital Group, LLC, Richard Lamm, Dorothy Lamm, Heather Lamm, Scott Lamm, Bruce Raben, and Mark Turnage each entered into a voting agreement with the Company under which these individuals and entities agreed to:

    (1) vote all of the shares of Common Stock owned, controlled by or subsequently acquired by that director or executive officer in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

    (2) vote all of the shares of Common Stock owned, controlled by or subsequently acquired by that director or executive officer against any other Merger Agreement or merger, consolidation, combination, sale of substantial assets, reorganization, dissolution, liquidation or winding up of the affairs of the Company or the adoption of amendments to the Company's charter documents which would frustrate or impede the Merger.

    In addition, with respect to all shares owned of record and all shares acquired by these directors and executive officers at any time prior to the effective time of the Merger, each signing stockholder has appointed Parent as their irrevocable proxy and lawful attorney to vote their shares in favor of the Merger and the Merger Agreement and against any other Merger or combination proposal. The stockholder agreements terminate upon the earlier of the termination of the Merger Agreement or the effective time of the Merger.

    The stockholder agreements also provide that each stockholder will accept the all cash offer of $7.00 per share made by Parent in accordance with the Offer and will not withdraw such acceptance, so long as either (1) holders of at least a majority of the Shares have agreed to accept the cash offer in accordance with the Offer, or (2) Parent has not terminated the Offer or permitted the Offer to lapse in accordance with its terms. For purposes of determining whether the condition in subclause (1) above is satisfied, each stockholder's shares are to be included in the shares, the holders of which have accepted the cash offer in accordance with the Offer.

    The stockholder agreements also prohibit each signing stockholder from soliciting additional acquisition proposals from third parties on behalf of the Company or from engaging in any discussions with third parties regarding any acquisition proposal.

    As of November 29, 1999, these directors, executive officers and other individuals beneficially owned an aggregate of 2,185,406 shares of Common Stock, which represented approximately 35.2% of the Shares outstanding on that date.

    MERGER NEGOTIATIONS WITH THE COMPANY. In February 1997, Parent and the Company commenced initial discussions regarding a possible merger of their business. The parties terminated these discussions soon thereafter after little progress was made. Parent and the Company made intermittent contacts with each other between February 1997 and August 1999, including the execution of a confidentiality agreement on February 17, 1998, but did not undertake any further material discussions regarding a potential merger.

    On August 11, 1999, representatives of Parent and the Company met in New York to discuss a possible merger. At this meeting, the parties also discussed the Company's planned acquisition of Bridgestone and the Company's source of financing for the acquisition.

    On August 24, 1999, the representatives of Parent and the Company met a second time in New York to discuss the terms of a possible merger. Over the next two weeks representatives of Parent and the Company spoke intermittently via the telephone to further discuss possible terms of a merger.

    On September 7, 1999, Parent sent a letter to the Company proposing a merger, subject to further negotiations, definitive documentation and due diligence.

    On October 4, 1999, Parent sent a follow up letter with further terms of a potential transaction.

    On October 11, 1999, the Company and Parent executed an additional confidentiality agreement with Parent.

    On October 13, 1999, representatives of Parent and the Company met in Denver, Colorado to further discuss the terms of a possible transaction.

    On October 21, 1999, Parent sent a further letter to the Company with terms of a proposed transaction.

    On October 27, 1999, representatives of Parent and the Company, together with various financial, legal and accounting advisers, met in London to discuss the terms of a potential transaction including the form of consideration, the structure of the transaction and other material items relating to the transaction.

    On November 11, 1999, Parent and the Company executed a non-binding letter of intent regarding the proposed transaction. The parties negotiated the definitive documentation for the Merger over the following two weeks.

    On November 29, 1999, the board of directors of the Company held a meeting to consider the Offer, the Merger and the Merger Agreement. At the meeting, the board of directors of the Company heard presentations by its legal counsel with respect to the terms of the proposed offer, the Merger and the Merger Agreement, and legal counsel advised the board of directors that the negotiations for the Merger Agreement were substantially complete.

    At the November 29, 1999 meeting of the board of directors of the Company, representatives of Wasserstein Perella delivered Wasserstein Perella's oral opinion that, subject to and based upon the matters described in the opinion, as of the date of the Merger Agreement, the $7.00 in cash per Share to be paid to the holders of Shares, pursuant to the Offer and the Merger was fair to such stockholders from a financial point of view. Wasserstein Perella subsequently delivered a written opinion, dated the date of the Merger Agreement, to the same effect.

    On November 30, 1999, Parent, the Purchaser and the Company executed and delivered the Merger Agreement.

    Based upon such discussion, presentations and opinion, the board of directors of the Company has unanimously approved the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the terms of the Offer.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT

    PURPOSE OF THE OFFER. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger. The Offer is subject to certain terms and conditions. Notwithstanding anything to the contrary set forth in this Offer to Purchase, any determination concerning the satisfaction of such terms and conditions will be within the reasonable discretion of the Purchaser.

    THE MERGER AGREEMENT. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares (1) owned or held in treasury by the Company, (2) owned by the Purchaser or Parent, (3) remaining outstanding held by any subsidiary of the Company or Parent or (4) owned by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Colorado law), will be converted into the right to receive an amount in cash, without interest, equal to the price per Share paid pursuant to the Offer. Shares described in (1), (2) and (3) of this paragraph will be cancelled without the payment of any consideration.

    VOTE REQUIRED TO APPROVE THE MERGER. The CBCA requires, among other things, that the adoption of any plan of Merger or consolidation of the Company must be approved by the board of directors of the Company and, if the "short form" Merger procedure described below is not available, by the holders of a majority of the Company's outstanding Shares. The board of directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional corporate action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form"

Merger procedure described below is not available. Under the CBCA, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. In addition, holders of Company preferred stock will also have the right to vote on the Merger, on the same basis as the holders of the Shares. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. The CBCA also provides, however, that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could (and, under the Merger Agreement, is required to) effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of Parent, the Purchaser and the Company to effect the Merger are subject to the fulfillment at or prior to the effective time of the Merger of each of the following conditions: (1) other than as described above with respect to the "short-form merger procedures" the Offer, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the CBCA, (2) the Merger Agreement, the Merger and the Placing and Open Offer shall have been approved and adopted by the requisite vote of the stockholders of Parent in accordance with the Listing Rules of London Stock Exchange Limited and (3) no temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or order shall be in effect which prevents the consummation of the Merger.

    The obligations of Parent and Purchaser to consummate the Merger are also subject to the satisfaction at or prior to the effective time of the Merger of the following conditions (unless any such condition is waived in writing by Parent or the Purchaser):

    (1) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the effective time of the Merger with the same force and effect as though made again at and as of the effective time of the Merger, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date) and Parent shall have received a certificate from the Company's chief executive officer and chief financial officer to that effect;

    (2) the Company shall have performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the effective time of the Merger and Parent shall have received a certificate from the Company's chief executive officer and chief financial officer to that effect;

    (3) there shall not have occurred any change in the business, assets, prospects, financial condition or results of operations of the Company or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a change or effect that is, in the reasonable judgement of Parent, materially adverse to the business, assets, prospects, financial condition, results of operations or condition of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect");

    (4) the Company shall have received all necessary consents or waivers to the Merger, in form and substance satisfactory to Parent, from the other parties to each contract, lease or agreement to which the Company is a party, except where the failure to obtain such consent or waiver would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

    (5) the consummation of the Bridgestone Transaction on terms substantially in accordance with the terms of the Bridgestone Agreement;

    (6) the receipt by Parent of sufficient funds from the Placing and Open Offer to fund its obligations under the Merger Agreement; and

    (7) the admittance of the New Ordinary Shares to the Official List of the London Stock Exchange, subject to notice of admittance.

    The obligations of the Company to consummate the Merger are also subject to the satisfaction at or prior to the effective time of the Merger of the following conditions (unless any such condition is waived in writing by the Company):

    (1) the representations and warranties of Parent set forth in the Merger Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the effective date of the Merger with the same force and effect as though made again at and as of the effective date of the Merger, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date) and the Company shall have received a certificate to that effect from Parent's chief executive officer and chief financial officer and

    (2) Parent shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger and the Company shall have received a certificate to that effect from Parent's chief executive officer and chief financial officer.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval and adoption of the Merger Agreement by the stockholders of the
Company:

    (1) by mutual agreement of the boards of directors of Parent and the Company;

    (2) by Parent or the Company if (a) any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling or other action has become final and nonappealable, (b) there has been a material breach by the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement or the Option Agreement that is not capable of being cured, (c) the stockholders of Parent shall fail to approve the Merger and the Placing and Open Offer, or (d) the stockholders of the Company shall fail to approve the Merger;

    (3) by Parent, if (a) the Company or any of its directors or officers shall participate in discussions or negotiations in breach of the covenants of the Company described under "No Solicitation by the Company; Acquisition Proposals" in this Section 12, (b) the board of directors of the Company approves or recommends an acquisition proposal by a third party (other than Parent) or withdraws or modifies in a manner adverse to Parent its recommendation that stockholders of the Company approve the Merger or (c) the Company shall have failed to mail a proxy statement to the stockholders in connection with the approval of the Merger by the shareholders of the Company or failed to include in such proxy statement its recommendation of the Merger Agreement and the transactions contemplated thereby;

    (4) by Parent prior to the purchase of the Shares pursuant to the Offer, in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (a) would give rise to the failure of a condition set forth in the Stockholder Agreements and (b) cannot be cured, or has not been cured within 15 days after the Company receives written notice from Parent of such breach or failure to perform;

    (5) by Parent if the Placing and Open Offer or the Placing Agreement shall have been terminated without Parent having received the proceeds of the Placing and Open Offer or any alternative financing;

    (6) by Parent if Parent permits the Offer to lapse in accordance with its terms or Parent or the Purchaser terminates the Offer without the purchase of the Shares by the Purchaser in accordance with the conditions to the Offer;

    (7) by the Company if in response to an acquisition proposal which constitutes a Superior Proposal (as defined in "No Solicitation by the Company; Acquisition Proposals" in this Section 12 below) which was not solicited by the Company and which did not otherwise result from a breach of the covenants of the Company described under "No Solicitation by the Company; Acquisition Proposals" in this Section 12, if, in effecting such termination, the Seller complies with the relevant provisions of the Merger Agreement; or

    (8) by either Parent or the Company, in the event the effective time of the Merger has not occurred by the latest to occur of (a) March 31, 2000 or
(b) 60 days after the clearance by the Commission of the proxy statement issued in connection with approval of the Merger by the shareholders of the Company (with such date, as it may thereafter be extended by mutual written agreement of Parent and the Company,

    NO SOLICITATION BY THE COMPANY; ACQUISITION PROPOSALS. The Merger Agreement provides that the Company will not, nor will it permit any of it subsidiaries to, nor will it authorize or permit any of its, directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as defined below) or (2) participate in any discussions or negotiations regarding any Acquisition Proposal. Notwithstanding the foregoing, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to a Superior Proposal (as defined below) which was not solicited by it or which did not result from a breach by the Company of its non-solicitation obligations, and subject to compliance with the Merger Agreement, may furnish information with respect to the Company and its subsidiaries to any person making a Superior Proposal pursuant to a confidentiality agreement on terms no less favorable than the confidentiality agreement between the Company and Parent and participate in discussions or negotiations regarding such Superior Proposal.

    For purposes of the Merger Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person (1) relating to any direct or indirect acquisition or purchase of (a) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, (b) 20% or more of any class of equity securities of the Company or (c) any material equity interest in any subsidiary of the Company, (2) relating to any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any material equity interest in any of its subsidiaries, or (3) relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

    For purposes of the Merger Agreement, "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the board of directors of the Company determines in its good faith judgment is reasonably likely to be consummated, taking into account the person making the proposal and all legal, financial and regulatory aspects of the proposal, and would provide greater value to the stockholders of the Company than the Merger.

    The Merger Agreement provides further that neither the board of directors of the Company nor any committee thereof may (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such board of directors or such committee of the Offer, the Merger or the Merger Agreement, (2) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal other than any such agreement entered into concurrently with the termination of the Merger Agreement by the Company to facilitate such action. See "Termination of the Merger Agreement" in this Section 12.

    The Merger Agreement provides that the Company must promptly advise Parent orally and in writing of any Acquisition Proposal or any request for any non-public information by any person which the Company reasonably believes is in connection with the preparation of an Acquisition Proposal, the material terms and conditions of the Acquisition Proposal or the information requested by the person making the request and the identity of the person making the Acquisition Proposal or request for information. The Company must promptly inform Parent of any change in the status and material terms and conditions (including amendments or proposed amendments) of any such Acquisition Proposal or request for information.

    FEES AND EXPENSES; TERMINATION FEE. The Merger Agreement provides that all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

    The Merger Agreement provides that the Company shall pay $300,000 to Parent, within three business days after termination of the Merger Agreement by Parent or the Company, as applicable, in the event that:

    (1) there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this agreement which was not cured prior to the effective time of the Merger;

    (2) the stockholders of the Company shall fail to approve the Offer and the Merger at the Company Stockholder Meeting;

    (3) the Company or any of its directors or officers shall participate, or have publicly resolved to participate, in discussions or negotiations in breach of the Company's covenants described under "No Solicitation by the Company; Acquisition Proposals" in this Section 12;

    (4) the board of directors of the Company shall have approved or recommended, or have publicly resolved to approve or recommend, an Acquisition Proposal by a third party or withdrawn or modified its approval or recommendation of the Merger Agreement or the transactions contemplated thereby in a manner adverse to Parent or Purchaser;

    (5) the Company failed to mail the proxy statement regarding the Merger to its stockholders or failed to include in such proxy statement the recommendation that the stockholders of Company vote in favor of the Merger;

    (6) the Company, prior to the purchase of Shares pursuant to the Offer, has failed to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement which (a) would give rise to the failure of a condition set forth in any of the stockholder agreements executed by certain stockholders of the Company in connection with the Offer and the Merger and
(b) cannot be cured, or has not been cured within 15 days after the Company receives written notice from Parent or Purchaser of such breach or failure to perform; or

    (7) the Company terminates the Merger Agreement in response to a Superior Proposal which was not solicited by the Company and which does not otherwise result from a breach of the non-solicitation or other covenants of the Company described above under "No Solicitation by the Company; Acquisition Proposals" in this Section 12.

    The Merger Agreement also provides that Parent shall pay $300,000 to the Company, within three business days after termination of the Merger Agreement by Parent or the Company, as applicable, in the event that:

    (1) the stockholders of Parent shall fail to approve the Merger and the Placing and Open Offer at the EGM of Parent; or

    (2) the Placing and Open Offer or the Placing Agreement shall have been terminated without Parent having received the proceeds of the Placing and Open Offer or any alternative financing.

    CONDUCT OF THE BUSINESS OF THE COMPANY. The Merger Agreement provides that unless provided for in the Merger Agreement or approved by Parent in writing, from the date of the Merger Agreement until the consummation of the Merger, the Company will not (and will cause each of its Subsidiaries to not):

    (1) amend its articles of incorporation or other charter document or by-laws;

    (2) authorize for issuance, issue, sell, deliver, pledge or agree or commit to issue, sell, deliver or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any debt or other securities convertible into capital stock or equivalents (including, without limitation, stock appreciation rights), or amend any of the terms of any of the foregoing, other than the issuance of shares of capital stock upon the exercise of outstanding options or rights in accordance with the terms of the Company's Incentive Stock Option Plan, Nonqualified Stock Option Plan and Stock Bonus Plan (collectively, the "Company Equity Plans") as the case may be;

    (3) (a) split, combine or reclassify any shares of its capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, adopt or approve any stockholder rights plan providing for the issuance to holders of shares of Common Stock or preferred stock of the Company of rights to purchase or receive stock, cash or other assets upon the acquisition or proposed acquisition of Common Stock or preferred stock of the Company, or repurchase, redeem or otherwise acquire any of its securities or any securities of its subsidiaries, or (b) make any payment of cash or other property to terminate, cancel or otherwise settle any outstanding options, other than in the case of clauses (a) or (b) above for the issuance of shares of Common Stock in connection with the exercise of options or rights under the Company Equity Plans;

    (4) (a) incur or assume any long-term indebtedness or increase any amounts outstanding under long-term credit facilities existing as of the date of the Merger Agreement or grant, extend or increase the amount of a mortgage lien on any leasehold or fee simple interest of the Company or its subsidiaries; or, except in the ordinary course of business consistent with past practice in the case of clauses (a) through (f) below, (b) incur or assume any short-term debt or increase amounts outstanding under short-term credit facilities existing as of September 30, 1999, (c) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other entity or individual, except for obligations of the Company or any subsidiary of the Company, (d) make any loans, advances or capital contributions to, or investments in, any other entity or individual, (e) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries, or
(f) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereon except as existing on the date of the Merger Agreement or as may be required under agreements outstanding on the date of the Merger Agreement to which the Company or any of its subsidiaries are parties;

    (5) except as expressly provided in the Merger Agreement, enter into, adopt or amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, change-in-control or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

    (6) sell, lease, license, pledge or otherwise dispose of or encumber any material assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

    (7) except in connection with the Bridgestone Agreement, acquire or agree to acquire by merging or consolidating with or by purchasing any portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, other than in the ordinary course of business consistent with past practice;

    (8) change any of the accounting principles or practices used by it affecting its assets, liabilities or business, except for such changes required by a change in generally accepted accounting principles;

    (9) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), other than the payment, discharge or satisfaction of liabilities
(a) in the ordinary course of business consistent with past practices, (b) with notice to Buyer, in an amount which does not exceed $25,000 in the aggregate,
(c) incurred pursuant to the terms of the engagement letter agreement between the Company and Wasserstein Perella, dated October 1, 1999 in an amount not to exceed $1,250,000, plus expenses, or (d) incurred in connection with the transactions contemplated by Offer and the Merger Agreement, not to exceed the amounts described in a schedule attached to the Merger Agreement;

    (10) except as required by their terms, enter into, terminate or breach (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a breach) or materially amend any contract which is or would be a material agreement, as defined in the Merger Agreement;

    (11) without prior consultation with Parent or the Purchaser (in addition to the consent requirement described above) commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $50,000 or if as part of such settlement the Company or any subsidiary would agree to any restrictions on its operations;

    (12) grant any license with respect to or otherwise convey any intellectual property of the Company;

    (13) elect or appoint any new directors or officers of the Company or any subsidiary;

    (14) waive, release or amend its rights under any confidentiality, "standstill" or similar agreement that the Company entered into in connection with its consideration of a potential strategic transaction; provided, however, that the Company may waive, release or amend its rights under any such confidentiality, "standstill" or similar agreement if the Company's board of directors determines, based on the advice of independent legal counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law;

    (15) make or change any election, request permission of any tax authority or to change any accounting method, file any amended federal, state, local, foreign or other tax return, enter into any closing agreement, settle any federal, state, local, foreign or other tax claim or assessment relating to the Company or its subsidiaries, surrender any right to claim a refund of federal, state, local, foreign, or other taxes, or consent to any extension or waiver of the limitation period applicable to any federal, state, local, foreign or other tax claim or assessment relating to the Company or its subsidiaries;

    (16) settle or comprise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the Merger Agreement;

    (17) take any action that would reasonably be expected to result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement becoming untrue or (b) any of the conditions of the Offer not being satisfied;

    (18) amend, modify or otherwise change of any of the terms and conditions set forth in the Bridgestone Agreement; or

    (19) take, or agree in writing or otherwise to take, any of the actions described in sub-paragraphs (1) through (18) listed above.

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the board of directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's board of directors equal to the product of (1) the total number of directors on the Company's board of directors and (2) the percentage that the number of Shares purchased by the Purchaser in the Offer bears to the number of Shares outstanding, and the Company will, at such time, cause the Purchaser's designees to be selected by its existing board of directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Merger Agreement further provides that in the event that the Purchaser's designees are elected to the board of directors of the Company, until the effective time of the Merger, the board of directors of the Company will have at least two independent directors who were directors on the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries. The Merger Agreement also provides that the Company will promptly, at the option of Parent, either increase the size of the Company's board of directors and/or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to, and to constitute a majority of, the Company's board of directors as provided above.

    STOCK OPTIONS. The Merger Agreement provides that prior to the effective time of the Merger, the Company shall to terminate the Company Equity Plans and shall provide written notice to each holder of a then outstanding option to purchase shares of Common Stock pursuant to the Company Equity Plans (whether or not such option is then vested or exercisable), that such option shall be exercisable in full as of the date of such notice and that such option shall terminate at the effective time of the Merger and that, if such option is not exercised or otherwise terminated before the effective time of the Merger, such holder shall be entitled to receive in cancellation of such option a cash payment from Parent promptly after the effective time of the Merger, in an amount equal to the excess, if any, by which the Offer Price exceeds the exercise price per share with respect to such option multiplied by the number of shares represented by such option immediately prior to such cancellation, subject to income tax withholding as required by applicable law.

    WARRANTS. The Merger Agreement also provides that, prior to the effective time of the Merger, the Company shall use its commercially reasonable efforts to receive from each holder of an outstanding warrant to purchase shares of Common Stock an agreement that, as of the effective time of the Merger, such warrant shall be converted into a right of such holder to receive from Parent promptly after the effective time of the Merger an amount in cash, without interest equal to the product of (1) the number of shares of Common Stock subject to such warrant immediately prior to the effective time of the Merger and

(2) the excess, if any, by which the Offer Price exceeds the exercise price per share that was applicable with respect to such warrant.

    DEBENTURES. The Merger Agreement further provides that, prior to the effective time of the Merger, the Company shall use its commercially reasonable efforts to receive from each holder of an outstanding debenture issued by the Company an agreement that, simultaneously with the consummation of the Merger and at the effective time of the Merger, the debenture then held by it shall, automatically and without further action by the holder of the debenture, be cancelled and deemed to be paid-in-full. Promptly after the effective time of the Merger. Parent shall pay to each holder of a debenture with a strike price of $6.00 who shall have entered into an agreement with the Company for the cancellation of such holder's debenture, an amount in cash equal to 116.67% of such debenture holders' pro-rata share of the outstanding principal amount of such class of debenture, together with accrued interest thereon as provided in the applicable debentures. The maximum aggregate consideration payable to the holders of debentures with a strike price of $6.00 by Parent, assuming that all such holders enter into agreements with the Company for the cancellation of their debentures, shall be $583,350. In addition, promptly after the effective time of the Merger, Parent shall pay to each holder of a debenture with a strike price of $6.50 who shall have entered into an agreement with the Company for the cancellation of such holder's debenture, an amount in cash equal to 109% of such debenture holders' pro-rata share of the outstanding principal amount of such class of debenture, together with accrued interest thereon as provided in the applicable debentures. The maximum aggregate consideration payable to the holders of debentures with a strike price of $6.50 by Parent, assuming that all such holders enter into agreements with the Company for the cancellation of their debentures, shall be $3,019,300. From and after the effective time of the Merger, none of Parent, Purchaser or the Company shall have any liability or obligation of any kind whatsoever under debentures with respect to which the holder shall have received payment as described herein.

    EMPLOYEE MATTERS. The Merger Agreement provides that from and after the Merger, Parent will cause the Surviving Corporation to provide, employee benefit plans, programs and arrangements to employees of the Company which are in the aggregate at least as favorable as those maintained by the Company today.

    The Merger Agreement also provides that with respect to each benefit plan, program practice, policy or arrangement maintained by the Surviving Corporation in which employees of the Company subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) will be treated as service with the Surviving Corporation.

    As described in the Company's most recent proxy statement dated November 2, 1999, the Company is party to an amended employment agreement with Richard H. Bard, Chairman and Chief Executive Officer of the Company. Under the terms of his employment agreement, Mr. Bard is entitled to certain benefits in the event of an acquisition of the Company. In connection with the execution of the Merger Agreement, the Company and Mr. Bard entered into an amendment to his employment agreement.

    Under the amendment executed by the Company and Mr. Bard dated as of November 30, 1999 (the "Amendment"), Mr. Bard's employment with the Company will terminate on the later to occur of the effective time of the Merger and January 31, 2000. In addition, the Company has agreed to pay to Mr. Bard bonuses for past service to the Company for the years 1997, 1998 and 1999 in the amounts of $160,000, $200,000 and $240,000, respectively. Furthermore, in the Amendment, Mr. Bard has agreed that the provisions of his employment agreement which provide for a payment upon termination of 1.5 times the present value of the salary and other benefits for the remaining term (currently through March 31, 2006) of the agreement are to be deleted.

    In addition to the foregoing, in the Merger Agreement, Parent has agreed to pay to Mr. Bard following the effective time of the Merger an amount in cash equal to $3,500,000 in full satisfaction of certain rights of Mr. Bard under his employment agreement to receive 500,000 shares of Common Stock upon a merger or acquisition of the Company and certain other rights to which he is entitled under his employment upon a termination of his employment with the Company. Furthermore, Parent has also agreed in the Merger Agreement to pay to Mr. Bard $250,000 in full satisfaction of his options to acquire 147,000 shares of Common Stock.

    After the consummation of the Merger, Mark Turnage, the current President and Chief Operating Officer of the Company, will (1) assume primary responsibility for the United States operations of the Surviving Corporation and be entitled to an annual salary of $200,000, (2) join the board of directors of Parent and the Surviving Corporation, pending the requisite shareholder approval, (3) be entitled to participate in a bonus plan, receive certain pension contributions (to be agreed) and to benefit from a company car and private medical health insurance cover, and (4) become entitled to receive payments of bonuses from the Company in respect of prior years' service in the amount of approximately $390,000, and an additional bonus of approximately $110,000. Mr. Turnage has agreed to invest such payment in New Ordinary Shares at their issue price and to retain such shares for a minimum period of one year.

    INDEMNIFICATION. From and after the consummation of the Merger and for a period of six years thereafter, Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer (an "Indemnified Party") of the Company or any of its subsidiaries pursuant to any indemnification provision of the Company's articles of incorporation or by-laws as each is in effect on the date of the Merger Agreement. In addition, for a period of six years after the Merger, the Surviving Corporation will not amend or reduce the rights to indemnification provided in the articles of incorporation of the Company. Furthermore, the Merger Agreement provides that, for a period of three years after the consummation of the Merger, Parent shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to the Indemnified Parties to the extent that it provides coverage for events occurring prior to the consummation of the Merger for all persons who are directors and officers of Seller on the date of the Merger Agreement, so long as such insurance is available on commercially reasonable terms and the annual premium for such liability insurance would not be in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement If the existing officers' and directors' liability insurance expires, is terminated or cancelled during such three-year period, Parent will use all reasonable efforts to cause to be obtained as much officers' and directors' liability insurance as can be obtained for the remainder of such period for an annualized premium as provided in the Merger Agreement and on terms and conditions no less advantageous than the existing officers' and directors' liability insurance.

    COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in the Merger Agreement, Parent, the Purchaser and the Company have each agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (1) the taking of all reasonable acts necessary to cause the conditions of the Offer to be satisfied, (2) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (3) the obtaining of all necessary consents, approvals or waivers from third parties,
(4) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (5) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. In connection with and without limiting the foregoing, but subject to the terms and conditions of the Merger Agreement, the Company and its board of directors will (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, and (2) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement, take all action necessary to ensure that the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Offer and the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

    The Merger Agreement further provides that the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (1) the occurrence, or non-occurrence, of any event which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect or any covenant, condition or agreement contained in the Merger Agreement not to be complied with or satisfied or
(2) any failure of the Company, Parent or the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided that no such notification will limit or otherwise affect the remedies available to the party receiving the notice.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties. The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (c)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof (the "Schedule 14D-1") and incorporated by reference herein. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated holders of Shares will have certain rights pursuant to the provisions of Section 7-113-102 of the CBCA to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including the asset value and investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

    If any holder of Shares who demands appraisal under Section 7-113-102 of the CBCA fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the CBCA, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the CBCA and is qualified in its entirety by the full text of Section 7-113-102 of the CBCA.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY THE CBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, prior to the effective time of the merger, unless otherwise permitted in the Merger Agreement or approved in writing by the Purchaser, the Company may not (1) declare, set aside, make or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or (b) issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise to purchase or otherwise acquire any such shares or securities convertible into or exchangeable for any such shares. Nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the Minimum Condition shall have been satisfied. Furthermore, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, in accordance with the provisions of the Merger Agreement described in the subsection entitled "Termination of the Merger Agreement" in Section 12 above, terminate the Merger Agreement or amend the Offer with the consent of the Company, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the provisions discussed in Section 1 above), any of the following conditions exists and is continuing and does not result principally from the breach by Parent or the Purchaser of any of their obligations under the Merger Agreement:

    (1) there shall be instituted or pending by any governmental entity any suit, action or proceeding (a) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries as a whole, (b) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of all or a portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent and its subsidiaries to dispose of or hold separate all or a portion of the business or assets of the Company or Parent and their subsidiaries, taken as a whole, in each case as a direct result of the Offer or any of the other transactions contemplated by the Merger Agreement, (c) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (d) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company, (e) that could reasonably be expected to require the divestiture by Parent or the Purchaser of Shares, in the case of any of the foregoing in clauses (b), (c) or (d), which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the businesses of the Company and its subsidiaries, or (f) that could reasonably be expected to result in a material adverse effect on the Company or Parent;

    (2) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any governmental entity or court that would result in any of the consequences referred to in clauses (a) through (f) of paragraph (1) above;

    (3) there shall have occurred any events or changes which have had or which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

    (4) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

    (5) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be cured, or has not been cured within 15 business days after the Company receives written notice from Parent of such breach or failure to perform;

    (6) the Merger Agreement shall have been terminated in accordance with its terms;

    (7) any consent (other than the filing of the Certificate of Merger or Company Stockholder Approval if required by the CBCA) required to be filed, or to have occurred or been obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been filed or obtained or shall not have occurred, except where the failure to obtain such consent could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

    (8) the Company's board of directors (a) shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger, (b) shall have recommended a Superior Proposal,
(c) shall have adopted any resolution to effect any of the foregoing or
(d) upon request of Parent or the Purchaser, shall fail to reaffirm its approval of recommendation of the Offer, the Merger Agreement or the Merger;

    (9) the Company shall not have consummated the Bridgestone Transaction on terms substantially in accordance with the Bridgestone Agreement; or

    (10) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, the Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Shares;

and, in the good faith judgment of Parent or the Purchaser, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor.

    The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and representations made by representatives of the Company and the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought. Except as otherwise expressly described in this Section 15, while the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

    ANTITRUST. Under the provisions of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations thereunder applicable to the Offer, an acquiring person and the person whose voting securities are being acquired in a tender offer must make an HSR filing by filing a Notification and Report Form with respect to the tender offer if each of the following three conditions are satisfied: (1) the acquiring person or the person whose voting securities are being acquired are engaged in commerce or in any activity affecting commerce, (2)(a) any voting securities or assets of a person engaged in manufacturing which has annual net sales or total assets of $10,000,000 or more are being acquired by any person which has total assets or annual net sales of $100,000,000 or more, (b) any voting securities or assets of a person not engaged in manufacturing which has total assets of $10,000,000 or more are being acquired by any person which has total assets or annual net sales of $100,000,000 or more or (c) any voting securities or assets of a person with annual net sales or total assets of $100,000,000 or more are being acquired by any person which has total assets or annual net sales of $10,000,000 or more, and (3) as a result of such acquisition, the acquiring person would hold
(a) 15% or more of the voting securities or assets of the acquired person, or
(b) an aggregate total amount of the voting securities and assets of the acquired person in excess of $15,000,000.

    Although Parent, the Purchaser and the Company are engaged in commerce in satisfaction of the first statutory condition to an HSR filing stated above, and the consummation of the Offer will result in the acquisition by the Purchaser of 15% or more of the voting securities or assets of the Company in satisfaction of the third statutory condition to an HSR filing stated above, none of Parent, the Purchaser and the Company have total assets or annual net sales of $100,000,000 or more in satisfaction of the second statutory condition to an HSR filing. Therefore, none of Parent, the Purchaser, or the Company is required to file a Notification and Report Form with respect to the Offer under the HSR Act and applicable regulations.

    Nevertheless, the FTC and the Antitrust Division may scrutinize the legality of transactions such as the Purchaser's proposed acquisition of the Company under the antitrust laws. If the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

    OTHER FOREIGN APPROVALS. The Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant tot he offer. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer.

16. FEES AND EXPENSES

    The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Wilmington Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that they will not be available at the regional offices of the Commission).

                                          APPLIED OPSEC CORPORATION

December 6, 1999

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 40 Phoenix Road, Crowther District 3, Washington, Tyne & Wear, England NE 38 0AD. Except as set forth below, the directors and executive officers listed below are citizens of the United Kingdom.

NAME                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR-EMPLOYMENT HISTORY
----                                   ---------------------------------------------------------------------------
Michael W. Angus                       Mr. Angus serves as Finance Director of Parent, a position which he has held since January 1997, at which time Mr. Angus joined Parent. Mr. Angus previously served from October 1985 to January 1997 as a Senior Manager at
                                       Price Waterhouse.

David A. Mahony                        Mr. Mahony serves as Non-executive Chairman and Director of Parent, which he joined in 1986. Mr. Mahony is a self employed consultant and he also serves as a director of Holders Technology PLC, and as chairman of PBW
                                       Ltd., Consort Securities Systems LTD, and Emrad Ltd. Mr. Mahony joined
                                       Holders Technology in 1988, PBW in 1992, Consort in 1997 and Emrad in 1996.
                                       Mr. Mahony also served as chairman of Tower Mint Ltd., which he joined in
                                       1978. Mr. Mahony left Tower in 1999.

Richard T. Povey                       Mr. Povey joined the board of directors of Parent in June 1996 and serves as a Non-executive Director of Parent. Mr. Povey previously served as managing director of Swire Trading Offshore Ltd. from 1992 to 1996 and currently serves as a Non-Executive Director of Europower PLC, a position which he has held since 1996, as a Non-Executive Director of Bannes Telecom
                                       PLC, a position which he has held since 1998, as a Non-executive Director of The Singapore SESDAQ Fund Ltd., a position which he has held since 1998, as a Non-executive Director of Govelt Asian Smaller Companies Investment
                                       Trust Ltd., a position which he has held since 1999, and as chairman of
                                       Beta Vietnam Fund Ltd., a position which he has held since 1999.

David J. Tidmarsh                      Mr. Tidmarsh serves as Chief Executive of Parent, a position which he has held since 1990.

2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of the directors and executive officers listed below is 40 Phoenix Road, Crowther District 3, Washington, Tyne & Wear, England NE 38 0AD. Except as set forth below, the directors and executive officers listed below are citizens of the United Kingdom.

NAME                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR-EMPLOYMENT HISTORY
----                                   ---------------------------------------------------------------------------
Michael W. Angus                       Mr. Angus serves as a Director, Secretary, and Treasurer of the Purchaser.
                                       For additional information regarding Mr. Angus, see the information regarding Directors and Executive Officers of Parent above on page S-1.

David J. Tidmarsh                      Mr. Tidmarsh serves as a Director and President of the Purchaser. For additional information regarding Mr. Tidmarsh, see the information regarding Directors and Executive Officers of Parent above on page S-1.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                            WILMINGTON TRUST COMPANY

          BY MAIL:                     BY FACSIMILE:           BY HAND/OVERNIGHT COURIER:
Wilmington Trust Company              (302) 651-1079          Wilmington Trust Company
1100 North Market Street                                      1105 North Market Street
Rodney Square North                                           Wilmington, DE 19890
Wilmington, DE 19890                                          Attn: Corporate Trust
Attn: Corporate Trust                                         Operations
Operations
                                FOR CONFIRMATION TELEPHONE:
                                      (302) 651-8869

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (Call Collect)
                           (800) 322-2885 (Toll Free)